UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 9, 2006

Columbia Bancorp

(Exact Name of Registrant as Specified in Charter)

Maryland	000-24302	52-1545782
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7168 Columbia Gateway Drive, Columbia, Maryland	21046
(Address of Principal Executive Offices)	(ZIP Code)

Registrant’s telephone number, including area code (410) 423-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On January 9, 2006, Columbia Bancorp, a Maryland corporation (the “Company”), and its wholly-owned subsidiary, The Columbia Bank, a Maryland corporation (the “Bank”, and together with the Company, the “Companies”), together entered into amended and restated employment agreements with each of Brian K. Israel, Scott C. Nicholson and Adelbert D. Karfonta (each, an “Executive”). The employment agreements are effective immediately and supersede the Executive’s existing employment agreements (each, an “Executive’s Existing Agreement”) with the Companies and continue until the earlier of: (i) the close of business on the date which is two years after the date on which either party gives written notice of termination, subject to certain exceptions, or (ii) the date on which the Executive’s employment is otherwise terminated pursuant to the provisions of the employment agreement (the “Employment Period”). Each Executive will remain an Executive Vice President of the Bank. Each Executive will be entitled to an annual base salary and to participate in the Companies’ incentive compensation plans and benefit programs. If (i) either of the Companies terminates the Executive’s employment other than for “cause” (as defined in the respective employment agreement) or for any reason other than the death or total disability (as defined in the respective employment agreement) of the Executive or (ii) the Executive terminates his employment as a result of a significant change in the nature or scope of his authorities or duties from those contemplated in the employment agreement, a reduction in the total compensation from that provided in the employment agreement or a breach by either of the Companies of any other provision of the employment agreement, then the terminated person will be entitled to receive his salary for the remainder of the Employment Period (but not less than one year following the occurrence of such termination event) plus an annual bonus as determined in accordance with the terms of the employment agreement and all employee benefits that the Executive was receiving prior to termination of the Executive’s employment during the remainder of the Employment Period, subject to certain minimum payment amounts. If the Executive’s employment terminates as a result of the Executive’s death or total disability, the Companies will pay the deceased’s estate an amount equal to six months’ salary.

Each employment agreement also provides that in the event of (i) termination, other than for “cause” or as a result of the Executive’s death or total disability, (ii) resignation due to a significant change in the nature or scope of authority and duties, or (iii) resignation as a result of not having been offered a new employment agreement with similar terms, 90 days prior to, or within one year after, any “change in control” (as defined in the respective employment agreement) of the Companies, the Executive, within 15 days of termination, will be paid a lump sum payment equal to two times the sum of his annual base compensation and the average of the bonuses paid to him over the past three years. In the event of voluntary resignation 90 days prior to, or within one year after, any “change in control” of the Companies, the Executive, within 15 days of resignation, will be paid a lump sum payment equal to the sum of his annual base salary and the average of the bonuses paid to him over the past three years. In addition, upon a change in control, all option grants and shares of restricted stock held by each Executive shall immediately become fully vested and exercisable. Each Executive will be subject to certain confidentiality and non-competition and non-solicitation provisions.

Each employment agreement also confirms that (A) the closing of the proposed merger (the “Merger”) of the Company with and into Fulton Financial Corporation (“Fulton”) constitutes a change of control under each employment agreement for which the change of control period shall expire one year after the closing, (B) upon the closing of the Merger, all references to the “Companies” shall be to “Fulton” and (C) the employment agreement is “comparable” to each Executive’s Existing Agreement. Pursuant to the terms of each Executive’s Existing Agreement, if, after having been offered a comparable employment agreement, the Executive voluntarily resigns within one year after the date of a change of control, the Executive will be paid a lump sum payment equal to the sum of his annual base salary and the average of the bonuses paid to him over the past three years. Therefore, if the Executive voluntarily resigns within one year after the effective date (the “Effective Date”) of the Merger, the Executive will be paid a lump sum payment equal to the sum of his annual base salary and the average of the bonuses paid to him over the past three years.

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On January 9, 2006, the Companies and Fulton entered into an employment agreement Michael T. Galeone. The employment agreement becomes effective on the Effective Date of the Merger and, until effective, Mr. Galeone remains subject to an existing employment agreement with the Bank (the “Existing Agreement”). Mr. Galeone will remain an Executive Vice President of the Bank. Mr. Galeone will be entitled to an annual base salary and to participate in the Bank’s incentive compensation plans. The Bank has also agreed to pay Mr. Galeone a portion of the change in control payment that Mr. Galeone would otherwise have been entitled to receive under his Existing Agreement with the Bank, with half of this amount payable on the Effective Date and half payable six months thereafter. If the Bank terminates Mr. Galeone’s employment without “cause” (as defined in the employment agreement) or if Mr. Galeone terminates his employment for good reason (as defined in the employment agreement), Mr. Galeone will be entitled to receive his base salary and incentive compensation for a period of two years and to receive all employee benefits that he was receiving prior to termination of employment during such two year period, subject to certain minimum payment amounts. Mr. Galeone is also entitled to certain excise tax gross-up payments with respect to payments under his employment agreement. In addition, upon a change in control, all option grants and shares of restricted stock held by Mr. Galeone shall immediately become fully vested and exercisable. Mr. Galeone will be subject to certain confidentiality and non-competition and non-solicitation provisions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA BANCORP

/s/ John A. Scaldara Jr.
Name:	John A. Scaldara, Jr.
Title:	President and Chief Operating Officer

Date: January 13, 2006

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